Exhibit 99.2

The Coretec Group Releases December 2022 Shareholder Call Transcript and Webcast Recording

The Company provided updates on its Endurion battery program, shared an informational video on its technology, and detailed notable 2022 milestones while outlining its goals for 2023.

ANN ARBOR, MI / BUSINESSWIRE / DECEMBER 19, 2022 – The Coretec Group (OTCQB: CRTG), developers of silicon anode active materials in lithium-ion batteries for EV, cleantech, and emerging tech applications, today released the transcript and webcast recording from its December 14, 2022 shareholder update. The full call transcript and webcast recording can be found on the Company’s Investor Relations Website.

On the call, The Coretec Group CEO Matt Kappers, along with COO/CFO Matthew Hoffman and VP, Partnerships and Innovation Dr. Michelle Tokarz, discussed the most recent updates to the Company’s Endurion battery program. He also urged participants to view the Company’s recent informative video (https://youtu.be/kQPsIDeLfe8) on the technology that demonstrates its position in the EV battery supply chain, as well as The Coretec Group’s unique approach to battery development

The call also detailed many of Coretec’s notable achievements in 2022, including the hiring of research scientist, Dr. Nathanael Downes, progress on Endurion and partnerships, and CFO Matthew Hoffman taking on the additional role of Chief Operating Officer. Coretec leaders also outlined the Company’s goals for 2023.

The call concluded with Coretec leaders answering questions from the investor community. Kappers urges all who are interested in receiving the latest Company updates to sign up for notifications on its Investor Relations Website, and follow the Company’s social media channels.

About The Coretec Group

The Coretec Group, Inc. is developing a portfolio of engineered silicon to improve energy-focused verticals, including electric vehicle and consumer batteries, solid-state lighting (LEDs), and semiconductors, as well as 3D volumetric displays and printable electronics. The Coretec Group serves the global technology markets in energy, electronics, semiconductor, solar, health, environment, and security.

For more information, please visit thecoretecgroup.com.

Follow The Coretec Group on:

Twitter – @CoretecGroupInc

LinkedIn – www.linkedin.com/company/24789881

YouTube – www.youtube.com/channel/UC1IA9C6PoPd1G4M7B9QiZPQ/featured

Forward-Looking Statements

The statements in this press release that relate to The Coretec Group’s expectations with regard to the future impact on the Company’s results from operations are forward-looking statements and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the Company’s actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

Corporate Contact:

The Coretec Group, Inc.
Lindsay McCarthy
info@thecoretecgroup.com
+1 (866) 916-0833

Media Contact:

Spencer Herrmann
FischTank PR
coretec@fischtankpr.com
+1 (518) 669-6818